Java Express Changes Name to Sundance Strategies, Inc., Begins Trading Under New Ticker Symbol: SUND

Innovative Life Insurance Settlement Company Announces New Corporate Identity

PROVO, UT - April 17, 2013 - Sundance Strategies Inc. formerly Java Express, Inc. today announced a new corporate identity, and also announced that its common stock has begun trading under a new ticker symbol, (OTC BB: SUND), on the over-the-counter bulletin board.

Sundance Strategies is a successor of ANEW LIFE, INC. that was organized under the laws of the State of Utah on January 31, 2013, and is engaged in the business of purchasing or otherwise acquiring or settling notes, drafts, acceptances, open accounts receivable and other obligations representing part or all of the sales price of insurance, life settlements and related insurance contracts, policies and obligations.

"We are excited to launch our new corporate identity as we seek to revolutionize the life insurance settlement market," commented Randy Pearson, President of Sundance Strategies. "The company has assembled a proven team and developed a unique approach to life insurance settlements, which guarantees predictable cash flows and removes the risks and challenges typically associated with these transactions. By insuring the acquired policies, a practice unique to Sundance, the company will receive guaranteed cash flows no matter when the policies mature. In addition, the company has developed proven strategies for policy acquisition, assuring that only the best policies are purchased. Finally, our public market structure will provide liquidity for investors. To date we have acquired $129 million in net face value net insurance benefits, which we believe will deliver approximately $40 million in discounted future cash flows to Sundance, inclusive of premiums. We are targeting a portfolio of more than $1 billion subject to future financings."

Disclaimer

Forward-looking statements in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, economic conditions generally in the United States and internationally, and in the industry and markets in which we have and may participate in the future, competition within our chosen industry, our current and intended business, our assets and plans, the effect of applicable United States and foreign laws, rules and regulations and our failure to successfully develop, compete in and finance our current and intended business operations and other risks detailed from time to time in the Company’s periodic reports filed with the SEC, and specifically, the Risk Factors and other information about the Company contained in its 8-K Current Report dated March 29, 2013, and filed with the SEC on April 5, 2013.

Contacts

Cameron Donahue, Hayden IR

(651) 653-1854

cameron@haydenir.com